Exhibit 99.1

LookSmart Reports First Quarter 2009 Results

SAN FRANCISCO, May 4, 2009—LookSmart, Ltd. (NASDAQ: LOOK), an online search advertising network solutions company, today announced financial results for the first quarter ended March 31, 2009.

Revenues for the first quarter of 2009 were $13.3 million, a 24% decrease from $17.5 million in the first quarter of 2008 and a 11% decrease from $14.9 million in the fourth quarter of 2008. Net loss for the first quarter of 2009 was $2.0 million, or ($0.12) per share based on approximately 17.1 million weighted average shares outstanding. This is compared to a net loss for the first quarter of 2008 of $0.5 million, or ($0.02) per share based on approximately 20.5 million weighted average shares outstanding. Net loss for the fourth quarter of 2008 was $12.4 million, or ($0.73) per share based on 17.0 million weighted average shares outstanding, which included a $9.8 million goodwill impairment charge, a $1.0 million asset impairment charge related to the decision to wind down Furl and a $0.6 million legal settlement charge.

Loss from continuing operations for the first quarter of 2009 was $2.1 million, which includes $0.8 million of expense related to the evaluation of strategic growth alternatives. This compares to a loss from continuing operations in the first quarter of 2008 of $0.2 million. Loss from continuing operations for the fourth quarter of 2008 was $11.4 million, which included a $9.8 million goodwill impairment charge.

“Our first quarter results reflect that LookSmart, along with the rest of the search advertising marketplace, is by no means immune to the broader economic challenges we face,” commented Ted West, President and Chief Executive Officer. “Therefore, we focused on increasing revenue through ad network segmentation and enhanced advertiser campaign performance and improving gross margin through improved network traffic quality and traffic monetization. At the same time, we continued to implement prudent cost controls. We believe that these measures are consistent with our commitment to delivering improved results going forward.”

Revenues from the Company’s Advertiser Network were $12.0 million in the first quarter of 2009, a decrease of 24% from $15.8 million in the first quarter of 2008. Revenues from the Company’s Publisher Solutions were $1.2 million in the first quarter of 2009, a decrease of 29% from $1.7 million in the first quarter of 2008. Revenues from the Company’s Advertising Network and Publisher Solutions were $13.5 million and $1.5 million in the fourth quarter of 2008, respectively.

Gross margins from continuing operations decreased to 39% in the first quarter of 2009 from 42% in the first quarter of 2008, primarily due to higher traffic acquisition costs (TAC). Gross margins from continuing operations for the fourth quarter of 2008 were 36%. The sequential improvement in gross margin reflects the Company’s focus on increasing traffic monetization through improved traffic quality management which resulted in lower rebates in the first quarter of 2009 versus the fourth quarter of 2008.

Total operating expenses in the first quarter of 2009 were $7.3 million, which includes $0.5 million of non-cash, share-based compensation charges and $0.8 million of expense related to the evaluation of strategic growth alternatives. Operating expenses for the first quarter of 2008 were $8.0 million, which included $1.0 million of non-cash, share-based compensation charges. Operating expenses for the fourth quarter of 2008 were $16.9 million, which included $0.5 million of non-cash, share-based compensation charges, a $9.8 million goodwill impairment charge and a $0.6 million legal settlement charge.

Non-GAAP net loss (net loss before discontinued operations and excluding stock based compensation and impairment charges) for the first quarter of 2009 was $1.6 million compared to non-GAAP net income of $0.8 million in the first quarter of 2008. Non-GAAP net loss for the fourth quarter of 2008 was $1.1 million.

An explanation of LookSmart’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release.

Capital expenditures, including capitalization of internally developed software, in the first quarter of 2009 were $0.9 million, compared to $1.0 million in the fourth quarter of 2008, and $0.6 million in the first quarter of 2008. The Company purchased no intangible assets during the first quarter of 2009 and fourth quarter of 2008, and purchased

$0.3 million of intangible assets in the first quarter of 2008. Depreciation and amortization from continuing operations in the first quarter of 2009 was $0.7 million, compared to $0.7 million in the fourth quarter of 2008 and $0.8 million in the first quarter of 2008.

The Company ended the quarter with $30.5 million in cash, cash equivalents, and investments, a decrease of approximately $2.1 million from approximately $32.6 million at December 31, 2008. The decrease in cash was primarily due to the loss from operations. On a per share basis, the Company’s cash and investment balance was $1.78 as of March 31, 2009.

Q1 2009 Key Metrics Performance

•	Total paid clicks for the first quarter of 2009 were 184 million, compared to 152 million for the first quarter of 2008 and 201 million for the fourth quarter of 2008.

•

Average Advertising Network revenue per click (RPC) for the first quarter of 2009 was $0.07, a decrease from $0.10 in the first quarter of 2008 and consistent with $0.07 in the fourth quarter of 2008. The year-over-year decrease reflects a shift in the channels to reach search advertising network customers and the segment composition of search advertiser network customers.

•

Traffic acquisition costs (TAC) of 63% for LookSmart’s Ad Network increased from the 62% rate in the first quarter of 2008, and decreased from the 67% rate in the fourth quarter of 2008. The sequential decrease in TAC reflects improved campaign management and traffic monetization on the Company’s search advertiser network.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET to discuss its first quarter 2009 financial results. To listen to the call from the US, dial 1-800-762-8779 from outside the US, dial 1-480-629-9031. A telephonic replay of the call will be available until Monday, May 18, 2009, 11:59 pm ET. To access the replay from the US, dial 1-800-406-7325 and enter passcode 4054897, from outside the US, dial 1-303-590-3030 and enter passcode 4054897. The call will also be available live by webcast on LookSmart’s Investor Relations website at http://www.shareholder.com/looksmart/.

About LookSmart, Ltd.

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and contextual search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

GAAP to Non-GAAP Reconciliation

We provide a reconciliation of GAAP net loss to non-GAAP net income (loss) below:

	Three Months Ended
(000’s)	March 31, 2009 (unaudited)	December 31, 2008 (unaudited)	March 31, 2008 (unaudited)
GAAP net loss	(2,040)	(12,449)	(488)
Add: Stock based compensation from continuing operations	517	479	1,013
Add: (Income) loss from discontinued operations	(109)	1,073	307
Add: Impairment charges	—	9,810	—

Non-GAAP net income (loss)	(1,632)	(1,087)	832

Use of Non-GAAP Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. LookSmart provides “non-GAAP net income (loss),” which is a non-GAAP financial measure. Non-GAAP net income (loss) consists of net loss before (a) income (loss) from discontinued operations; (b) impairment charges; and (c) share-based compensation expense related to stock options.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that the Company believes, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides useful information regarding factors and trends affecting the Company’s business and results of operations.

For the non-GAAP financial measure non-GAAP net income (loss), the adjustment provides management with information about LookSmart’s operating performance that enables comparison of its operating financial results in different reporting periods. Additionally, our management uses non-GAAP net income (loss) as a supplemental measure in the evaluation of our business, and believes that non-GAAP net income (loss) provides visibility into our ability to meet our future capital expenditures and working capital requirements.

This non-GAAP financial measure is used in addition to, and in conjunction with, results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, in particular stock based compensation expense, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that our efforts to control expenses may not be successful as we execute on our business plans, our efforts to increase revenue and improve gross margin may not succeed, that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, that we may be limited in our ability or unable to retain and grow our ad and customer base, and that we may be limited in our ability or unable to enhance our products. Additional risks that could cause actual results to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

Ted West, Chief Executive Officer and President

415-348-7500

twest@looksmart.net

Steve Markowski, Chief Financial Officer

415-348-7206

smarkowski@looksmart.net

ICR, Inc.

Laura Foster

310-954-1100

laura.foster@icrinc.com

Exhibit A

LOOKSMART, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$25,497	$22,393
Short-term investments	4,997	10,185

Total cash, cash equivalents and short-term investments	30,494	32,578
Trade accounts receivable, net	5,191	7,017
Prepaid expenses and other current assets	1,251	1,563

Total current assets	36,936	41,158
Property and equipment, net	3,387	3,371
Capitalized software and other assets, net	2,119	1,942
Intangible assets, net	280	293

Total assets	$42,722	$46,764

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$3,343	$4,357
Accrued liabilities	4,921	6,690
Deferred revenue and customer deposits	1,699	1,593
Current portion of long term obligations	2,136	2,275

Total current liabilities	12,099	14,915
Long-term obligations, net of current portion	1,727	1,438

Total liabilities	13,826	16,353
Commitment and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 at March 31, 2009 and December 31, 2008; Issued and Outstanding: none at March 31, 2009 and December 31, 2008	—	—
Common stock, $0.001 par value; Authorized: 200,000 at March 31, 2009 and December 31, 2008; Issued and Outstanding: 17,098 and 17,075 at March 31, 2009 and December 31, 2008, respectively	17	17
Additional paid-in capital	259,817	259,276
Accumulated other comprehensive loss	(20)	(4)
Accumulated deficit	(230,918)	(228,878)

Total stockholders’ equity	28,896	30,411

Total liabilities and stockholders’ equity	$42,722	$46,764

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenue	$13,254	$17,544
Cost of revenue	8,102	10,158

Gross profit	5,152	7,386
Operating expenses:
Sales and marketing	1,365	2,216
Product development	2,613	2,905
General and administrative	3,369	2,872

Total operating expenses	7,347	7,993

Loss from operations	(2,195)	(607)
Non-operating income, net	54	433

Loss from continuing operations before income taxes	(2,141)	(174)
Income tax expense	8	7

Loss from continuing operations	(2,149)	(181)
Income (loss) from discontinued operations, net of tax	109	(307)

Net loss	$(2,040)	$(488)

Net loss per share - Basic and Diluted
Loss from continuing operations	$(0.13)	$(0.01)
Income (loss) from discontinued operations, net of tax	0.01	(0.01)

Net loss per share	$(0.12)	$(0.02)

Weighted average shares outstanding used in computing basic and diluted net loss per share	17,076	20,458